THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE
BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933.  SUCH
SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE
ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION
THEREFROM UNDER SAID ACT.

      FINANCIAL SERVICES PROVIDER NETWORK, INC.
          CONVERTIBLE PROMISSORY NOTE
December ___, 1999                         $1,000,000.00

FOR VALUE RECEIVED, Financial Services Provider Network, Inc., a California corporation (the "Company"), hereby promises to pay to the order of Pacific Softworks, Inc. (the "Holder") the aggregate principal amount of One Million Dollars ($1,000,000.00) (the "Principal Amount"), together with interest on the unpaid balance thereof from December ___, 1999 until the Repayment Date at the rate of ten percent (10%) per annum calculated based on a year of 365 days, for the actual number of days elapsed (the "Interest"). Unless earlier converted into shares of capital stock of the Company with the same designation as Company capital stock issued in the Company's next equity based round of venture financing (the "Subsequent Equity") as described in Section 1 below, such principal and interest shall be due and payable twelve (12) months from the date first set forth above (the "Repayment Date"), at such place as the Holder shall indicate to the Company in writing, and, except as set forth below, shall be payable in immediately available funds in lawful money of the United States of America. If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or public holiday, such payment shall be made on the next succeeding business day.

1. Automatic Conversion Upon Financing. The Company and the Holder agree that the Principal Amount and the portion of the Interest as shall equal the interest accrued on the Principal Amount at the rate of six percent (6%) per annum calculated based on a year of 365 days, for the actual number of days elapsed, (the "Debt") shall automatically convert into Subsequent Equity after the date hereof and before the Repayment Date upon the Company's sale and issuance of Subsequent Equity for an aggregate purchase price of at least One Million Dollars ($1,000,000) at one or more closings (the "Closing"), at the same price per share (the "Conversion Price") at which such shares of Subsequent Equity are sold to the other participants at the Closing; provided, however, if the Pre-Money Valuation (as defined below) of the Company in the sale and issuance of shares of Subsequent Equity shall be greater than Twenty Million Dollars ($20,000,000.00), then the Debt shall automatically convert into Subsequent Equity at the price per share at which the Pre-Money Valuation of the Company would be equal to Twenty Million Dollars ($20,000,000.00). For the purposes of this Note, "Pre-Money Valuation" shall mean the product obtained by multiplying: (x) the price per share (on an as-if-converted into Common Stock basis) of the Subsequent Equity, by (y) the aggregate number of shares (on an as-if-converted into or exercised for Common Stock basis) of all of the issued and outstanding capital stock of the Company and options, warrants or other rights to purchase capital stock of the Company (including only those options, warrants or other rights issued and outstanding as of immediately prior to the Closing and excluding those securities into which this Note shall convert) immediately prior to the Closing. Upon such conversion: (i) this Note shall be canceled, and (ii) the Holder shall forfeit the portion of the Interest as shall exceed the interest accrued on the Principal Amount at the rate of six percent (6%) per annum calculated based on a year of 365 days, for the actual number of days elapsed. The Holder, by acceptance hereof, agrees to surrender this Note for conversion at the principal office of the Company at the time of such Closing and agrees to execute all appropriate documentation necessary to effect such conversion, including, without limitation, a stock purchase agreement substan-tially similar to that executed by the other investors in the Subsequent Equity financing of the Company. If upon such conversion of this Note a fraction of a share would result, the Company will pay in lieu thereof in cash the amount of principal and accrued interest represented by such fractional share calculated on the basis of the purchase price per share of Subsequent Equity in such financing.

2. Corporate Transactions. From and after the date of issuance of this Note, if at any time prior to the Repayment Date and prior to the date of the Closing the Company is acquired by another entity by means of merger, reorganization, consolidation or a transfer of more than 50% of the voting power of the Company (a "Transaction"), unless the stockholders of record of the Company prior to such Transaction will, after such Transaction, hold at least 50% of the voting power of the surviving entity, then, if the Adjusted Consideration, as defined below, shall have a value greater than Twenty Million Dollars ($20,000,000), the Holder shall be entitled to receive such portion of the consideration received in such Transaction after satisfying all forms of Indebtedness, as defined below, to which the Company is subject as shall equal a fraction: (x) the numerator of which is equal to One Million Dollars ($1,000,000) divided by the per-share fair market value of the most recent designation of Company capital stock immediately prior to the date of such Transaction (the "Numerator") and
(y) the denominator of which is equal to the Numerator plus the number of shares of capital stock of the Company (calculated on an as-if-converted into Common Stock basis) outstanding immediately prior to the date of such Transaction. For the purposes of this Section 2, "Adjusted Consideration" shall mean the aggregate value of the consideration received, after satisfying all forms of Indebtedness, as defined below, to which the Company is subject, in a Transaction divided by the percentage of the voting power of the Company sold in such Transaction.

3. Issuance of Stock on Conversion. As soon as practicable after conversion of this Note into shares of Subsequent Equity as set forth in Section 1 above, the Company at its expense will cause to be issued in the name of and delivered to the Holder, a certificate or certificates for the number of shares of securities to which the Holder shall be entitled on such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel for the Company), together with any other securities and property, if any, to which the Holder is entitled on such conversion under the terms of this Note. Such conversion shall be deemed to have been made upon the Closing under Section 1, regardless of whether the Note has been surrendered on such date. Notwithstanding the foregoing, the Holder agrees to promptly surrender the Note prior to or upon such conversion.

4. Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Note:(a) Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest or other payment required under the terms of this Note on the date due and such payment shall not have been made within five (5) days of Company's receipt of the Holder's written notice to Company of such failure to pay;(b) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property,
(ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of
effecting any of the foregoing;(c) 	Involuntary Bankruptcy or
Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the Company's property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the Company's debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of
commencement; or (d) 	Judgments.  A final judgment or order for the
payment of money in excess of One Hundred Thousand Dollars ($100,000) (exclusive of amounts covered by insurance issued by an insurer) shall be rendered against the Company and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy.(e) Other Payment Obligations. The Company shall fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness to be paid by the Company (excluding this Note) ("Indebtedness"), provided that such payment exceeds an amount of One Hundred Thousand Dollars ($100,000), and the failure to make such payment shall continue for a period exceeding the greater of: (i) the applicable grace period for such Indebtedness and (ii) thirty (30) days.

5. Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default, referred to in Sections 4(b) and 4(c)) and at any time thereafter during the continuance of such Event of Default, the Holder may, by written notice to the Company, declare all unpaid Debt payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 4(b) and 4(c), immediately and without notice, all unpaid Debt payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right power or remedy permitted to it by law, either by suit in equity or by action at law, or both.


6. Cost of Collection. In the event of any default under this Note, the Company shall pay the fees and expenses of one legal counsel for the Holder incurred in connection with collection of any amounts owed to Holder by the Company under this Note.


7. Subordination. The indebtedness represented by this Note is hereby expressly subordinated in right of payment to the prior payment in full of all of the Company's indebtedness to banks, insurance companies, lease financing institutions or other lending institutions (other than small business investment companies or venture capital firms) regularly engaged in the business of lending money.


8. Waiver and Amendment. Any term of this Note may be amended and the observance of any terms of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holder. Any such amendment or waiver by the Company and the Holder shall be conclusive and binding upon the holder of this Note and of any Note issued upon the transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent and waiver is made upon this Note.

9. Transfer. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner and holder of this Note for the purpose of receiving payment of principal of and interest on this Note and for all other purposes whatsoever, whether or not this Note shall be overdue, and the Company shall not be affected by notice to the contrary.


10. Usury Disclosure. Regardless of any provision contained in this Note, the Agreement or any other document executed in connection herewith, it is expressly stipulated and agreed that the intent of the Holder and the Company is to comply at all times with all usury and other laws relating to this Note. If the laws of the State of California would now or hereafter render usurious, or are revised, repealed or judicially interpreted so as to render usurious, the indebtedness evidenced by this Note, or if any prepayment by the Company results in the Company's having paid any interest in excess of that permitted by law, then it is the Holder's and the Company's express intent that all excess amounts theretofore collected by the Holder be credited to the principal balance of this Note (or, if this Note has been paid in full, refunded to the Company), and the provisions of this Note immediately be deemed reformed and the amounts therefor collectible hereunder reduced, without the necessity of execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

11. Governing Law. This Note shall be construed and enforced in accordance with the laws of the State of California.

12. Headings. The headings in this Note are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.
Financial Services Provider
Network, Inc.
a California corporation